                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         OSHMAN'S SPORTING GOODS, INC.
     ---------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
     5)   Total Fee Paid:

          -------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          -------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------------
     3)   Filing Party:

          -------------------------------------------------------------------
     4)   Date Filed:

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

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 20, 1997


To the Stockholders of Oshman's Sporting Goods, Inc.

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Oshman's Sporting Goods, Inc. will be held in the Oshman's SuperSports USA store at 2131 South Post Oak Road, Houston, Texas on Friday, June 20, 1997, 11:00 a.m., local time, for the following purposes:

     1. To elect seven directors to serve as the Board of Directors until the next annual meeting of stockholders and until their respective successors are elected.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Stockholders who do not expect to attend the meeting in person are requested to fill in, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid return envelope so that their shares may be represented and voted at the meeting.


                              By Order of the Board of Directors,





                              RICHARD G. DENNIS
                              Vice President, Secretary
                              and General Counsel


Dated: May 21, 1997

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 20, 1997

     The accompanying proxy is solicited by the Board of Directors of Oshman's Sporting Goods, Inc. (the "Company"), to be voted at the 1997 Annual Meeting of Stockholders, which will be held at the time and place and for the purposes expressed in the accompanying Notice of Annual Meeting. All shares represented by a properly completed and executed proxy will be voted at the meeting in accordance with the specifications set forth therein. If no contrary specification is made, all shares represented by an executed proxy will be voted for the nominees for the Board of Directors named therein. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by you at any time before it is exercised by giving notice to the Secretary of the Company, or by giving a later proxy or voting in person at the meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may aid in such solicitation by personal contact, telephone and telegraph. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation will be borne by the Company.

     The Company's Annual Report to Stockholders for the year ended February 1, 1997, including financial statements, is enclosed with this proxy statement, which is being mailed to stockholders on or about May 21, 1997. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.


                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders is the close of business on April 21, 1997. As of April 21, 1997, there were 5,827,249 shares of common stock, $1.00 par value, of the Company ("Common Stock") issued and outstanding. In accordance with Delaware law and the Company's charter and bylaws, each of such shares of Common Stock is entitled to one vote on each matter to be acted upon at the meeting. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the meeting. Abstentions will have the same effect as a vote against a proposal; broker non-votes, however, are not included in the tally of votes present and will not affect the outcome of a proposal. During the ten days prior to the annual meeting, a list of the stockholders entitled to vote at the annual meeting will be available at the principal offices of the Company during ordinary business hours for examination by any stockholder for any purpose germane to the meeting.

     Based on the records of the Company as of April 21, 1997, the following persons were known by the Company to own beneficially more than 5% of the Common Stock of the Company then outstanding:

                                     AMOUNT AND NATURE
                                       OF BENEFICIAL      PERCENTAGE
                                        OWNERSHIP(1)       OF CLASS
                                    --------------------  -----------

Marilyn Oshman....................          1,210,822(2)        20.8%
  2302 Maxwell Lane
  Houston, Texas 77023

Judy O. Margolis..................            801,618(3)        13.8%
  1400 Post Oak Blvd., Suite 808
  Houston, Texas 77056

Edward C. Stanton III, Trustee....            422,300(4)         7.2%
  6363 Woodway, Suite 300
  Houston, Texas 77057

Jeanette Oshman Efron.............            398,829            6.8%
  2302 Maxwell Lane
  Houston, Texas 77023

Vendamerica B.V...................            300,000            5.1%
  De Klencke 6 1083 HH
  Amsterdam, Netherlands

Barry M. Lewis, Trustee...........            298,432(5)         5.1%
  515 Post Oak Blvd., Suite 300
  Houston, Texas 77027

--------------
(1) The persons listed have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. Does not include 11,802 shares owned by the Oshman Foundation. Jeanette Oshman Efron, Marilyn Oshman and Judy O. Margolis are three of six trustees of the Oshman Foundation. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.
(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.
(3) Includes 237,800 shares held by Ms. Margolis as trustee for the benefit of her children, 1,500 shares held by Mrs. Margolis as custodian for three grandchildren and 11,527 shares held by the husband of Ms. Margolis as trustee for Ms. Margolis' son. Does not include 298,432 shares held in trust by Mr. Lewis as trustee for the benefit of Ms. Margolis and her children.
(4) These shares are held by Mr. Stanton as trustee for the benefit of Ms. Oshman and her children.
(5) These shares are held by Mr. Lewis as trustee for the benefit of Ms. Margolis and her children.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                 OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table shows, as of April 21, 1997, the number of shares of Common Stock beneficially owned by each of the directors, nominees for director, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL       PERCENTAGE
NAME                                                                 OWNERSHIP(1)        OF CLASS
----                                                            ----------------------  -----------

Marilyn Oshman................................................        1,210,822(2)(3)         20.8%
Alvin N. Lubetkin.............................................          272,000(3)(4)          4.5%
Marvin Aronowitz..............................................           18,441                  *
Karen Oshman Desenberg........................................          120,412(5)             2.1%
William M. Hitchcock..........................................                0                  *
Manuel A. Sanchez, III........................................          106,000(6)               *
Dolph B.H. Simon..............................................           10,000(7)               *
Lindsay J. Rice...............................................           13,433(3)(8)            *
Steve Rath....................................................           18,400(3)(9)            *
William N. Anderson...........................................                0                  *
All executive officers and directors as a group (16 persons)..        1,780,565(3)(10)        29.1%

--------------
*Less than 1%
(1) The persons listed above have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. The 11,802 shares owned by the Oshman Foundation, of which Marvin Aronowitz, Marilyn Oshman and Alvin N. Lubetkin are three of the six trustees, are not included. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.
(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.
(3) Excludes 92,280 shares owned by the Company's 401(k) Plan of which Messrs. Lubetkin, Rath, Rice, and Ms. Oshman are four of the seven trustees. Such trustees share voting and dispositive power over such shares. These persons disclaim all beneficial ownership of shares owned by the 401(k) Plan.
(4) Includes vested options to purchase 250,000 shares of Common Stock pursuant to the Company's 1994 Omnibus Plan. Excludes 100,000 shares of restricted Common Stock that are subject to vesting requirements.
(5) Includes vested options to purchase 6,666 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan and 1991 Stock Option Plan. Does not include 125,900 shares of Common Stock held in trust for the benefit of Ms. Desenberg.
(6) Includes 100,000 shares owned by Sanchez Interests, Ltd., 25.5% of which is owned by Mr. Sanchez and vested options to purchase 4,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(7) Includes vested options to purchase 10,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(8) Includes vested options to purchase 13,333 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan and 1991 Stock Option Plan.
(9) Includes vested options to purchase 10,000 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan and 1991 Stock Option Plan.
(10) Includes vested options to purchase 301,931 shares of Common Stock held by officers and directors pursuant to the Company's 1986 Stock Option Plan, 1991 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan and 1994 Omnibus Plan.

     The Company is not aware of any contractual arrangement, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     At the annual meeting, the stockholders will elect the seven individuals who are to serve as directors during the coming year. Directors will be elected by the plurality vote of the shares of Common Stock represented at the annual meeting and entitled to vote. The persons named as proxies in the enclosed proxy, unless otherwise directed, intend to vote the shares represented by such proxy for the election of the nominees listed below.

     The following table and information sets forth the names of the nominees for election to the Board of Directors, the year from which each nominee has served as a director, if applicable, the age of each nominee and the principal occupation or employment of each nominee. The nominees elected as directors of the Company will serve until the next annual meeting of stockholders or until their respective successors are elected.

                                      DIRECTOR
NAME                                   SINCE    AGE               POSITION WITH THE COMPANY
----                                  --------  ---  ----------------------------------------------------

Marvin Aronowitz(1).................      1962   72  Director
Karen Oshman Desenberg..............        --   35  Nominee for Director, Divisional Vice
                                                      President-Merchandising Manager
William M. Hitchcock................        --   57  Nominee for Director
Alvin N. Lubetkin(1)................      1962   63  Vice Chairman of the Board, Chief Executive Officer,
                                                      President and Director
Marilyn Oshman(1)...................      1979   57  Chairman of the Board and Director
Manuel A. Sanchez, III(2)...........      1996   55  Director
Dolph B. H. Simon(2)................      1987   64  Director

--------------
(1) Member of Executive Committee.
(2) Member of the Audit Committee and the Compensation Committee.

  Mr. Aronowitz has served as a Director of the Company since 1962. He also served as President and Chief Operating Officer of the Company until June 1989, at which time he resigned as an officer and Mr. Lubetkin was elected President. Mr. Aronowitz remains an employee of the Company and was originally hired by the Company in 1945. He is a cousin of Ms. Oshman.

  Ms. Desenberg has been a Divisional Vice President - Merchandising Manager of the Company since April 1991. She is the daughter of Ms. Oshman and Mr. Lubetkin. Ms. Desenberg is the granddaughter and Ms. Oshman is the daughter of Jeanette Oshman Efron, a principal shareholder of the Company. Ms. Desenberg is the niece and Ms. Oshman is the sister of Judy O. Margolis, a principal shareholder of the Company.

  Mr. Hitchcock has been President of Avalon Financial, Inc. (a private investment company) since December 1996. He was employed as President of Plains Resources International Inc. (a wholly owned subsidiary of Plains Resources Inc., an independent oil and gas company) from 1992 to 1995. He was Chairman of the Board of Plains Resources, Inc. from August 1981 to October 1992, except for the period from April 1987 through October 1987 when he served as its Vice Chairman. Mr. Hitchcock is currently a director of Plains Resources Inc. and Thoratec Laboratories Corp. (a medical device company).

  Mr. Lubetkin has been an officer of the Company since 1966 and a Director since 1962. Mr. Lubetkin has overall responsibility for the Company's operations. He was originally hired by the Company in 1961.

  Ms. Oshman was elected Chairman of the Board in April 1993 and has been a Director of the Company since 1979. Prior to becoming an employee of the Company in 1990, Ms. Oshman was involved in civic and charitable activities and management of her personal investments.

  Mr. Sanchez has served as a Director of the Company since 1996. He currently serves as President of the General Partner of each of Highland Distributing Company, Ltd. and HiPal Partners, Ltd., which are beer importation and distribution companies in Houston and Palestine, Texas.

  Mr. Simon has served as a Director of the Company since 1987. He is currently engaged in the private practice of law. He served as Vice President and General Counsel of Zale Corporation from 1978 until 1995. In January 1992, involuntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws were filed against Zale Corporation, and it consented to the entry of an order for relief under such filings. In June 1993, Zale Corporation completed its plan of reorganization and emerged from bankruptcy.

  Management of the Company has no reason to believe that any of the above nominees will be unavailable or unwilling to serve as director; however, in the event any of the above nominees should become unavailable or unwilling to serve if elected, proxies will be voted for the election of substitute nominees selected by the Board of Directors.

  The Company does not have a standing nominating committee of the Board of Directors or any committee performing similar functions. The Company has an Executive Committee which held no meetings during the fiscal year ended February 1, 1997, but met informally on several occasions during the year. The Executive Committee exercises limited powers of the Board of Directors between meetings of the Board. The Company's Compensation Committee held three meetings during the last fiscal year. The Compensation Committee has authority to consider and make recommendations to the Board of Directors regarding compensation of executive officers of the Company. The Company's Audit Committee, which held four meetings during the last fiscal year, considers the audit services performed by the Company's independent auditors and the possible effect on the independence of the auditors of the performance of non-audit services. The Audit Committee makes recommendations to the Board of Directors as to the selection of independent auditors and reviews with such independent auditors their reports of audit, the adequacy of internal controls and the accompanying management letters. During the fiscal year ended February 1, 1997, the Board of the Directors held seven meetings. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which he or she served.

  Each non-employee director of the Company currently receives director's fees at a rate of $10,000 per full year plus $1,000 per meeting attended and $500 for meeting participation via telephone. Members of the Audit Committee receive $1,000 per meeting attended and members of the Compensation Committee receive $1,000 per meeting attended. These committee meeting fees are reduced to $500 for meetings held the same day as a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation Committee receives a 50% premium fee for each meeting attended. The Company reimburses directors for out-of-pocket expenses incurred in connection with their duties. In addition, each non-employee director is granted options under the non-employee director stock option plan upon his or her becoming a director.



                       COMPENSATION OF EXECUTIVE OFFICERS

          The following tables set forth (i) the aggregate amount of remuneration paid by the Company for the three fiscal years ended February 1, 1997 to the Chief Executive Officer, the two other highest paid executive officers for whom disclosure is required, and one former executive officer and
(ii) the value at the end of the last fiscal year of the stock options held by such individuals. No stock options were granted to or exercised by any of such individuals during the fiscal year ended February 1, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                Annual Compensation                  Compensation Awards
                                           ------------------------------   -----------------------------------
                                                                            Restricted          Securities
                                 Fiscal                                        Stock           Underlying            All Other
 Name and Principal Position      Year      Salary    Bonus      Other        Awards             Options           Compensation
------------------------------  ---------  --------  -------  -----------  -------------  ---------------------   ---------------
Alvin N. Lubetkin.............       1996  $364,237  $     0   $44,377(1)    $      0                 0              $ 38,460(2)
 Vice Chairman of the Board,         1995   342,200   75,000    52,126(1)           0           250,000(3)             40,964
  Chief Executive Officer,           1994   342,200        0    50,768(1)     825,000(4)              0                30,139
  President and Director

Lindsay J. Rice...............       1996   160,000        0         0              0                 0                     0
 Executive Vice President            1995   150,385        0         0              0                 0                     0
                                     1994   143,942        0         0              0                 0                     0

Steven U. Rath................       1996   110,769   10,000         0              0                 0                     0
    Vice President                   1995   112,981        0         0              0                 0                     0
                                     1994    95,961        0         0              0                 0                     0

William N. Anderson(5)........       1996   148,900        0         0              0                 0               330,000(6)
 Former President and Chief          1995   300,060   50,000         0              0                 0                     0
  Operating Officer                  1994   229,112   25,000         0              0           100,000                     0

--------------
(1) Includes $35,600 in 1996, $45,270 in 1995 and $43,863 in 1994 as incremental cost to the Company for a $700,000 non-interest bearing ten-year loan made in October 1990 by the Company to Mr. Lubetkin. The loan is being repaid in bi-weekly installments. The loan is secured by a $700,000 life insurance policy and certain stock option rights. At the commencement of the last fiscal year, Mr. Lubetkin owed the Company $462,110. As of February 1, 1997, $420,101 remained outstanding under the loan.

(2) The Company has a Deferred Compensation Agreement with Mr. Lubetkin under which Mr. Lubetkin will receive annual lump-sum retirement benefits after he attains age 65. Upon Mr. Lubetkin's death, whether prior to or after he attains age 65, such payments will be made to his designated beneficiary.
    It is anticipated that these payments will be provided through a $900,000 life insurance policy (owned by Texas Commerce Trust Company N.A., trustee for the Deferred Compensation Agreement trust), which is subject to the rights of the general creditors of the Company. Assuming the Company is able to utilize the tax benefit from payments made under this agreement, the amount of such payments is currently estimated at $152,000 annually and $1,061,000 in the aggregate, based on an assumed 5.48% annual rate of interest and other actuarial assumptions included in such insurance policy. The amount shown reflects the value of this benefit under methodology required by the Commission.

(3) This option grant was made in exchange for the surrender by Mr. Lubetkin of a previous stock option granted December 22, 1986 under the 1986 Stock Option Plan for 250,000 shares at an option price of $8.40 per share.

(4) Represents a grant of 100,000 shares of restricted stock of the Company made on July 15, 1994 under the 1994 Omnibus Plan, calculated at a market price of $8.25, the closing price of a share of Common Stock on the grant date.
    As of February 1, 1997, Mr. Lubetkin had 100,000 restricted shares that are scheduled to vest 25% if he should retire at age 62, 50% at age 63, 75% at age 64 and 100% at or after age 65. The shares would vest 100% in the event of Mr. Lubetkin's death or disability (as defined) prior to his retirement or upon certain terminations of his employment. To the extent Mr. Lubetkin's loan from the Company (see note 1) has not been repaid at the time vesting would occur, an appropriate number of shares otherwise scheduled to vest would instead be canceled to satisfy the remaining loan obligation. Based on the closing price of the Common Stock on January 31, 1997, such shares had a value of $518,750. Dividends are not payable upon such shares until they have vested. None of the other officers named in the table owns any shares of restricted Common Stock.

(5) Mr. Anderson resigned from the Company in July 1996.

(6) Represents a severance payment of $300,000, consulting fees of $10,000 and $20,000 paid in consideration of Mr. Anderson's surrender and cancellation of stock options, each in connection with Mr. Anderson's resignation from the Company. See "--Employment Agreements and Other Arrangements."

              FEBRUARY 1, 1997 FISCAL YEAR-END OPTION VALUE TABLE



                              Number of Securities
                             Underlying Unexercised    Value of Unexercised In-the-Money
                           Options at Fiscal Year End   Options at Fiscal Year End (1)
                           --------------------------  ---------------------------------
Name                       Exercisable  Unexercisable    Exercisable     Unexercisable
----                       -----------  -------------  ---------------  ----------------
Alvin N. Lubetkin........      250,000              0            $0              $0
Lindsay J. Rice..........       13,333          6,667             0               0
Steven U. Rath...........       10,000          5,000             0               0
William N. Anderson (2)..            0              0             0               0

--------------
(1)  As of February 1, 1997, no options were in-the-money.
(2) Mr. Anderson's outstanding options were surrendered and cancelled as part of his separation agreement with the Company. See "--Employment Agreements and Other Arrangements."


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     In October 1990, the Company entered into an employment agreement with Mr. Lubetkin. The agreement provides that Mr. Lubetkin will serve as the Chief Executive Officer of the Company for such salary and compensation as may be fixed from time to time by the Board of Directors. The agreement limits the ability of Mr. Lubetkin to compete with the Company for a period of 18 months after he ceases to be an employee of the Company. The term of the agreement commenced October 3, 1990 and continues until the loan to Mr. Lubetkin described in note (1) to the Summary Compensation Table has been fully repaid.

     Mr. Anderson resigned from the Company effective July 23, 1996. Under the terms of a Separation Agreement, dated as of such date, and pursuant to the terms of his Employment Agreement dated June 20, 1994, Mr. Anderson received a severance payment of $300,000 and in addition the Company paid Mr. Anderson $10,000 as a consulting fee. The Company also paid Mr. Anderson $20,000 in exchange for the surrender and assignment back to the Company all of Mr. Anderson's rights under a stock option agreement to purchase up to 100,000 shares of the Company's Common Stock.

     The Company has entered into an executive salary continuation agreement with Mr. Aronowitz, as its former President and Chief Operating Officer, under which the Company agrees to pay to certain beneficiaries of Mr. Aronowitz up to $51,000 upon his death. This payment is to be funded by an insurance policy obtained by the Company on the life of Mr. Aronowitz. The Company paid $4,805 for this policy during the fiscal year ended February 1, 1997.

     The Company maintains a severance pay and bonus policy for certain officers and employees of the Company. The policy provides that the Company will be required to make payments (in the form of bonuses or severance pay, depending on the circumstances) to designated officers and employees of the Company on a date that is six months following a "Change in Control" of the Company. A Change in Control occurs when (i) certain persons or groups hold or acquire, directly or indirectly, securities representing 50% or more of the voting power of the Company's then outstanding voting stock or (ii) there is a change in the ownership of 80% or more of the assets of the Company. Following a Change in Control, the Company is obligated to make such payments whether the designated persons continue in the employ of the Company or they resign or are terminated. The amount payable to Mr. Lubetkin under the policy is equal to the lesser of
(i) 299% of his "base amount," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), which is generally the same as such person's average annual compensation from the Company, or (ii) the maximum amount of additional compensation that may be paid to such person without the Company losing any Federal income tax deduction for such payments or the employee being subjected to a Federal excise tax on such payments. The amounts payable to Messrs. Rice, Rath and other officers or employees of the Company under the policy are calculated using other formulas and are subject to different restrictions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Company's Board of Directors is pleased to present its annual report to stockholders on executive compensation. This report summarizes the charter of the Committee, the compensation policy for executive officers, the components of the executive compensation program and the basis on which compensation was determined for the Chief Executive Officer and other executive officers of the Company for the fiscal year ended February 1, 1997.

     During the fiscal year ended February 1, 1997, the Committee was comprised of the following Board members, none of whom was employed by the Company: Dolph
B. H. Simon (Chairman) and Manuel A. Sanchez, III. Mr. Sanchez's service on the Committee began in June 1996 when he was first elected to the Board of Directors; Morrie K. Abramson and Fred M. Gerson, Directors of the Company until June 1996, also served on the Committee until they each declined to stand for re-election as Directors at that time.

     Committee Charter. The Committee's charter provides that the Committee is to oversee the development of all compensation plans that apply to executive officers of the Company; administer all stock and incentive compensation plans requiring administration by "disinterested directors"; evaluate the performance and set the salary, bonus and stock awards for the Chairman of the Board, Chief Executive Officer and Chief Operating Officer; and act on recommendations by the Chief Executive Officer as to the salary, bonus and stock awards for all other executive officers. The Committee also approves offers of employment to individuals who would fill any executive officer position.

     Compensation Policy for Officers. It is the goal of the Company to strive for excellence in the selection and retention of highly qualified executive officers. To that end, the Committee will annually review the total compensation paid to executive officers. In any given year, Oshman's total compensation for any executive officer may be above or below the industry median based on the performance of the Company and the individual.

     The principal components of the executive compensation program are base salary, cash incentive compensation and stock-based, longer-term incentives:

          Base Salary - levels are targeted at the industry median (sporting goods and other specialty retailers of similar size and complexity). Variations above and below this target should be based on the executive's background, qualifications and job performance at Oshman's.

          Cash Incentives - should be given based upon achievement of pre-determined, measurable Company and individual goals. Incentive plans measure Company performance based on pre-tax income and other factors. During fiscal 1996, no cash incentive bonuses pursuant to any such incentive plan were paid to executive officers of the Company. A cash incentive of $10,000 was paid to Mr. Rath in connection with his efforts during 1996 in resolving certain leases relating to traditional stores of the Company that were closed.

          Stock-Based Incentives - are used to reward executive officers and to motivate them to achieve the Company's longer-term goals. In general, the Company will place greater emphasis on stock-based incentives, which are comprised of stock options, than on cash incentive payments. Company and individual performance results are considered when determining stock-based incentive awards, although no pre-determined performance criteria are utilized.

     Compensation of the Chief Executive Officer. Mr. Lubetkin's base salary was increased by approximately 14% in April 1996 based upon the following criteria: (i) Mr. Lubetkin's responsibilities as Chief Executive Officer of a company with revenues in excess of $300 million; (ii) the absence of any salary increase for Mr. Lubetkin in the preceding 5 year period since he took a voluntary salary cut as part of an overall program of salary reduction for executive officers; (iii) Mr. Lubetkin's efforts at negotiating and developing creative strategy for the acquisition of the seven SportsTown stores during 1995; (iv) the significant increase in the market price of the Company's stock during 1995; and (v) the significant increase in the Company's net earnings for 1995 as compared to 1994. No cash incentive bonus or stock-based incentive award was made to the Chief Executive Officer during the fiscal year ended February 1, 1997.

     Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposes a limit of $1,000,000, with certain exceptions, that a publicly held corporation may deduct in any year for the compensation paid with respect to each of its five most highly compensated executive officers. The Committee does not expect the compensation levels of Oshman's executives to exceed this limit and intends to try to comply with the provisions of the Budget Act that would preserve the deductibility of executive compensation payments to the greatest extent possible.

                                    Dolph B. H. Simon, Chairman
                                    Manuel A. Sanchez, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Gerson, who was a member of the Compensation Committee until June 1996, served as a Vice President of the Company from 1966 to 1981. He did not stand for reelection as a Director of the Company at the 1996 Annual Meeting and consequently ceased to be a member of the Compensation Committee at that time.


PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the S&P Retail Stores Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 31, 1992, the last trading day in fiscal year 1991 which ended February 1, 1992, and that all dividends were reinvested. (The Company's fiscal year ends on the Saturday closest to the end of January.) Thereafter, points on the graph are plotted as of the last trading day in January for each successive fiscal year.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN



                             [CHART APPEARS HERE]



                             FISCAL YEAR ENDED JANUARY OR FEBRUARY,
                       1992    1993     1994     1995     1996     1997
                       --------------------------------------------------

    Oshman's           $ 100  $240.01  $213.33  $180.01  $263.35  $138.34
    S&P 500            $ 100   110.58   124.82   125.49   174.00   215.12
    S&P Retail Stores  $ 100   119.37   115.04   106.53   114.86   135.45

                              CERTAIN TRANSACTIONS

     In numerous transactions since 1959, the Company has leased both land and buildings for its executive offices, warehouses and one store in Houston, Texas from two trusts (the "Warehouse Trusts") of which Marilyn Oshman and Judy O. Margolis are the respective beneficiaries. Many of these leases are in effect at the present time, and all of the leases currently in effect extend up to 1998. The aggregate rental payments from the Company to the Warehouse Trusts were approximately $362,600 during the fiscal year ended February 1, 1997. The Company believes that the terms of all of these leases with the Warehouse Trusts are as favorable to the Company as the terms under which it could lease comparable facilities from an unaffiliated lessor in arm's length transactions. If the Company needs to further expand its offices or warehouse facilities, it may enter into other leases with the Warehouse Trusts. However, no lease will be entered into unless its terms are as favorable to the Company as those which could be obtained in arm's length negotiations for comparable premises.

     In March 1988, the Company entered into an agreement with Flagship Associates providing for the lease by the Company of the land and building in Union, New Jersey where one of the Company's stores was operated from March 1990 to September 1993. Charles Lubetkin, Alvin Lubetkin's brother, is a general partner of Flagship Associates and has a 19.75% interest in such partnership. The lease is for a term of twenty years, provides for annual rental payments of $600,000 and is otherwise on terms the Company believes to be no less favorable than could be obtained from an unrelated third party. This lease was amended and assigned to an unrelated third party in September 1993, and the Company remains liable on the lease.

     The daughter of Marilyn Oshman and Alvin Lubetkin, Karen Oshman Desenberg, is employed by the Company as a Divisional Vice President-Merchandise Manager and is a nominee for election as a Director. See "Election of Directors." During the fiscal year ended February 1, 1997, Ms. Desenberg received compensation of $160,892. In addition, Ms. Desenberg is entitled to the benefits available to other Company employees of similar position. Although the specific value of such benefits cannot be determined by the Company, such value does not exceed 10% of her reported compensation.



           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based soley upon a review of copies of reports filed with the SEC and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all forms required to be filed during fiscal 1996 under Section 16(c) were so filed.

                              INDEPENDENT AUDITORS

     Grant Thornton LLP has served as auditors of the Company for a number of years. Representatives of such firm are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. Such representative will be available to respond to appropriate questions.


                         PROPOSALS OF SECURITY HOLDERS

     Proposals which stockholders of the Company intend to present for inclusion in the proxy statement with respect to the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 10, 1998.

                                 GENERAL

     As of the date of this statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the meeting other than the election of directors. With respect to any other business that may properly come before the meeting or any adjournment thereof, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting them.

                              By Order of the Board of Directors,



                              ALVIN N. LUBETKIN
                              Vice Chairman of the Board, President and
                              Chief Executive Officer
Dated:  May 21, 1997

     THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1997, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO A. LYNN BOERNER, VICE PRESIDENT, OSHMAN'S SPORTING GOODS, INC., 2302 MAXWELL LANE, HOUSTON, TEXAS 77023.

 OSHMAN'S SPORTING GOODS, INC.

                                ANNUAL MEETING
                                JUNE 20, 1997          CONTINUED FROM OTHER SIDE

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. RECEIPT OF THE PROXY STATEMENT AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1997, IS HEREBY ACKNOWLEDGED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WHICH IS BEING PROPOSED BY THE BOARD OF DIRECTORS.

1. ELECTION OF SEVEN DIRECTORS:
   Nominees: Marvin Aronowitz, Karen Desenberg, William A. Hitchcock, Alvin N.
             Lubetkin, Marilyn Oshman, Manuel A. Sanchez III, Dolph B.H. Simon.

   (MARK ONLY ONE)
   [_] VOTE FOR all nominees listed, except as marked to the contrary above (if any).
         (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. In accordance with their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    PLEASE MARK, DATE AND SIGN THIS PROXY

--------------------------------------------------------------------------------

 OSHMAN'S SPORTING GOODS, INC.ANNUAL MEETING JUNE 20, 1997

The undersigned hereby appoints ALVIN N. LUBETKIN and RICHARD G. DENNIS, or either of them, each with power to appoint his substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Oshman's Sporting Goods, Inc. which the undersigned would be entitled to vote if personally present, and to act for the undersigned at the annual meeting to be held Friday, June 20, 1997, or any adjournment thereof.

                                       Dated: ___________________________, 1997

                                       ----------------------------------------

                                       ----------------------------------------
                                            Signature(s) of Stockholder(s)
                                       (Please sign exactly as shown hereon.
                                       Executors, administrators, guardians,
                                       trustees, attorneys, and officers
                                       signing for corporations should give
                                       full title. If a partnership or jointly
                                       owned, each owner should sign.)